Exhibit 99.1

Philux Global Group and Subsidiaries to Invest in Saigon Silicon City

Providing USD 500 Million in the First Phase and Additional Funds from Asset Management Contract Commitments to Complete the Investment Program

New York,Feb. 27, 2023 (GLOBE NEWSWIRE) -- Philux Global Group, Inc. (a/k/a PHI Group, Inc.; www.philuxglobal.com, PHIL), announced today that the Company and two of its subsidiaries have signed an investment commitment agreement with Saigon Silicon City JSC., (“SSC”) a Vietnamese joint stock company, (http://www.saigonsiliconcity.com.vn/home) to provide the required capital for SSC to complete the development and construction plan for over 51 hectares at Lots I6 & I7, Road D1, Saigon High Technology Park, Long Thanh My Ward, District 9, Ho Chi Minh City, Vietnam (https://www.dropbox.com/s/nhd2laqnirpujf4/CLIP%20SSC.mp4?dl=0)

According to the Investment Commitment Agreement, Philux Global Group and its subsidiaries are committed to providing or causing to be provided a total of USD 500 million for investment in Saigon Silicon City for the first phase of construction and subsequent additional capital as needed to complete the SSC’s entire development and investment program at Saigon High Technology Park (http://www.shtp.hochiminhcity.gov.vn/Pages/default.aspx).

It is expected that within 30 days of the signing of Investment Commitment Agreement, the Company will provide USD 50 million for SSC to resume the implementation of its building plan. Additonal tranches of USD 50 million will be released to SSC at regular intervals as needed to ensure uninterrupted contruction progress. Subject to further satisfactory due diligence, both parties will determine and stipulate the terms and conditions of the investment tranches in writing prior to the release of funds to SSC.

Philux Global Group intends to use portions of the USD 4.6 billion from the investment management contracts already committed by certain international ultra-high net worth investment groups as well as additional funds expected to be arranged through Philux Global Funds SCA, SICAV-RAIF to invest in SSC and other select opportunities in Vietnam and elsewhere.

Messrs. Nguyen Hoang Kiet and Le Anh Dat, principals of Saigon Silicon City, stated: “Though our project has experienced delays due to adverse impacts from the prolonged Covid-19 pandemic, we are delighted to partner with Philux Global Group at this critical time to move forward and fulfill our development and construction plan as soon as possible, which we believe will bring great benefits to all stakeholders in the near future.” Henry Fahman, Chairman and CEO of Philux Global Group, concurred: “We are pleased to cooperate with Saigon Silicon City to advance this special project, which we expect will create significant value for our investors and shareholders.”

About Saigon Silicon City

Saigon Silicon City is one of the largest areas in the Saigon High Tech Park (SHTP), with more than 51 hectares of land dedicated to foreign hi-tech companies. According to the original development plan, the scale of investment is estimated as follows: (1) four management and operation centers (office buildings for R&D department) including Management Service Centers 1, 2, 3, and 4 with total land area of 31,030 square meters. When completed, these structures will have an estimated floor area of 201,695 square meters, (2) 25 office buildings meeting the standards for foreign hi-tech enterprises with a total land area of 195,739 square meters, and (3) other supporting service departments (inbound and outbound warehouses, display department, gym center) to be built in four lots of land with a total area of 17,467 square meters yielding 57,236 square meters of floor area. For further information, please visit: http://www.saigonsiliconcity.com.vn/about-us/saigon-silicon-city.

About Philux Global Group

Philux Global Group, Inc.(www.philuxglobal.com), (PHIL), a/k/a PHI Group, Inc., primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. The Company is the sponsor and organizer of Philux Global Funds SCA, SICAV-RAIF, a group of Luxembourg-registered bank funds with multiple sub-fund compartments for investment in various select industries and projects (www.philuxfunds.com), and has been working with select international partners to develop and establish the Asia Diamond Exchange in Vietnam. In addition, the Company’s wholly-owned subsidiary, PHILUX Capital Advisors, Inc. (www.philuxcapital.com) provides M&A consulting services and assists companies to go public and access international capital markets.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:Philux Global Group, Inc. +1-714-793-9227, info@philuxglobal.com

Source: PHI Group, Inc.